Loan No. RX1087T07
PROMISSORY NOTE AND
SINGLE ADVANCE TERM LOAN SUPPLEMENT

THIS PROMISSORY NOTE AND SUPPLEMENT (this “Promissory Note and Supplement”) to the Master Loan Agreement dated as of October 29, 2012 (the “MLA”) is entered into as of July 7, 2016, between THE CONNECTICUT WATER COMPANY, Clinton, Connecticut, a Connecticut corporation (the “Company”) and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).
SECTION 1.    The Term Loan. On the terms and conditions set forth in the MLA and this Promissory Note and Supplement, CoBank agrees to make a loan to the Company in an amount not to exceed $19,930,000 (the “Commitment”). The Commitment shall expire at 12:00 noon (Company’s local time) on July 8, 2016, or on such later date as CoBank may, in its sole discretion, authorize in writing.
SECTION 2.    Purpose. The purpose of the Commitment is to refinance existing bond debt of the Company issued through the Connecticut Development Authority ("CDA") and identified on Exhibit A hereto (individually or collectively, the "Existing Debt").
SECTION 3.    Availability. Notwithstanding Section 2 of the MLA and provided that each of the conditions precedent set forth herein and in the MLA have been satisfied, the loan will be made available to the Company on a date to be agreed upon by the parties (the “Closing Date”) upon written request of an authorized officer of the Company. The loan will be made available in a single advance by CoBank wire transferring the proceeds of the loan to U.S. Bank National Association, as Trustee under Indenture of Trust from CDA to U.S. Bank National Association (the “Trustee”) dated December 1, 2009 (CDA $20,000,000 Water Facilities Revenue Bonds – The Connecticut Water Company Project – 2009A Series).
SECTION 4.    Interest. The Company agrees to pay interest on the unpaid balance of the loan at 4.04% per annum. Interest shall be calculated on the actual number of days the loan is outstanding on the basis of a year consisting of 360 days. Interest shall be: (1) calculated quarterly in arrears on the last day of each February, May, August, and November and on the final maturity date of the loan; and (2) due and payable quarterly in arrears by the 20th day of each March, June, September, and December and on the final maturity date of the loan.
SECTION 5.    Fees. INTENTIONALLY OMITTED.
SECTION 6.    Promissory Note. The Company promises to repay the unpaid principal balance and any unpaid accrued interest of the loan on July 7, 2036, or such later date as CoBank may, in its sole discretion, authorize in writing. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan at the times and in accordance with the provisions set forth above. If any installment due date is not a Business Day, then such installment shall be due and payable on the next Business Day and, in the case of principal, interest shall continue to accrue thereon until paid.

SECTION 7.    Prepayment. Subject to the broken funding surcharge provision of the MLA (Section 12 (A)), the Company may prepay all or any portion of the loan. Unless otherwise agreed, all prepayments will be applied to such balances, fixed or variable, as CoBank shall specify.
SECTION 8.    Security. Notwithstanding the provisions of the MLA, including, without limitation, Section 4(A) and (B) of the MLA, the Company’s obligations hereunder shall be unsecured, except that this Promissory Note and Supplement shall be guaranteed in accordance with Section 4(B) of the MLA and any related guaranty agreement.
SECTION 9.    Additional Conditions Precedent. In addition to the conditions precedent set forth in the MLA, CoBank’s obligation to make the loan is subject to the conditions precedent that CoBank shall have received each of the following (which, in the case of instruments and documents, must be in form and content acceptable to CoBank):
(A)    CDA Payoff Letter. A copy of a payoff letter or spreadsheet from the Trustee setting forth, as of the Closing Date, the unpaid principal balance of the Existing Debt, the interest accrued thereon, and any prepayment premiums, surcharges and other amounts owning by the Company for or on account of the Existing Debt (the “Payoff Amount”).
(B)    Immediate Funds. Immediately available funds in an amount equal to the difference (if any) between the amount of the Loan less the Payoff Amount (the “Additional CDA Payment”).
(C)    Guaranty Amendment. CoBank and Connecticut Water Service, Inc. shall have entered into an Amendment to the guaranty agreement in form and content acceptable to CoBank.
SECTION 10.    Additional Affirmative Covenants. In addition to the affirmative covenants set forth in the MLA, the Company agrees that: (A) if for any reason the funds remitted to the Trustee are insufficient to discharge all of the Company’s obligations to CDA for or on account of the Existing Debt, the Company will promptly make such additional payments to the Trustee as may be required to discharge such obligations in full; and (B) while this Promissory Note and Supplement is in effect and unless CoBank otherwise consents in writing, the Company will immediately, secure the Company’s obligations hereunder and, to the extent related hereto, the MLA as specifically provided in the Security, Guarantee(s) and Title Insurance Section (Section 4) of the MLA, in the event that the Company secures any of its obligations with another lender, bond holder or bond issuer, excluding liens granted in connection with purchase money indebtedness.
SECTION 11.     Counterparts and Electronic Delivery. This Promissory Note and Supplement may be executed in counterparts (and by different parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. In addition, this Promissory Note and Supplement may be delivered by electronic means.

(Signatures on Next Page(s))

IN WITNESS WHEREOF, the parties have caused this Promissory Note and Supplement to the MLA to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB                    THE CONNECTICUT WATER COMPANY

By: /s/ Shannon Smith                    By: /s/ David C. Benoit

Name: Shannon Smith                    Name: David C. Benoit

Title: Assistant Corporate Secretary            Title: SVP – Finance and CFO

(Signature Page Promissory Note and
Single Advance Term Loan Supplement, Loan No. RX1087T07)

EXHIBIT A
To Supplement No. RX1087T07
DESCRIPTION OF EXISTING DEBT TO BE REFINANCED

HOLDER/ISSUER            BOND DESIGNATION        PRINCIPAL OUTSTANDING
CDA                 CDA $20,000,000            $19,930,000
Water Facilities Revenue
Bonds – The Connecticut
Water Company Project –
2009A Series